Exhibit 99.1
Penson Worldwide, Inc. Plans Senior Second Lien Secured Notes Offering
Dallas, TX, April 20, 2010 — Penson Worldwide, Inc. (NASDAQ: PNSN) today announced that it is planning to offer approximately $200 million aggregate principal amount of senior second lien secured notes, subject to market and other customary conditions.
The Company intends to use the net proceeds from this offering to pay down approximately $100 million of its existing debt with banks; to provide working capital to support the Ridge Clearing & Outsourcing Solutions, Inc. (“Ridge”) correspondents, whose clearing contracts Penson intends to acquire from Broadridge Financial Solutions, Inc. (NYSE: BR); and for other general corporate purposes.
In connection with the offering, the Company disclosed the following preliminary financial data for the first quarter ended March 31, 2010:
•	Net revenues of approximately $67-68 million (including approximately $52 million of non-interest revenues and approximately $15 million of net interest revenues) and net income of approximately $.10-$.20 million, equal to approximately $.01 per diluted share.

•	Excluding expenses of approximately $1.3 million pre-tax related to the acquisition of the correspondent clearing contracts from Ridge announced November 2, 2009 (approximately $.87 million), and to severance (approximately $.43 million), net income was approximately $.85-$.95 million, equal to approximately $.04 per diluted share.

•	As compared to the pro forma fourth quarter 2009, “other” non-interest revenues were approximately $2 million lower. The pro forma adjustment consists of the exclusion of the sale of LCH.Clearnet stock in the fourth quarter 2009.
The preliminary financial results presented above are preliminary only and remain subject to the completion of the Company’s financial closing procedures. Accordingly, these results may change and those changes may be material.
In the United States, the notes are intended to be offered to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO, Penson Asia Limited, and Penson Financial Services Australia Pty Ltd, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson Worldwide — Building the Best Clearing and Execution Services Firm in the World.
Penson Financial Services, Inc. is a member of the New York Stock Exchange, NYSE Amex LLC, Chicago Stock Exchange, FINRA, the Chicago Board Options Exchange (CBOE), OneChicago, the International Securities Exchange (ISE), the NYSE Arca Exchange, the Options Clearing Corp (OCC), the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNQ Exchange and the TSX Venture Exchange, is regulated by the Investment Industry Regulatory Organization of Canada, is a member of the CIPF, CDCC and CDS and subscribes to various Canadian Alternative Trading Systems. Penson

Financial Services Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson Financial Services Australia Pty Ltd is a member of the ASX Group, which operates the Australian Stock Exchange and the Sydney Futures Exchange. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, Kansas City Board of Trade, London International Financial Futures Exchange, and ICE Futures.
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts
Gary Fishman (gary.fishman@anreder.com), Steven Anreder (steven.anreder@anreder.com), or Michael Shallo (michael.shallo@anreder.com), of Anreder & Company, at +1-212-532-3232